EXHIBIT 99.1

Steel Connect, Inc. Announces John Ashe Named CEO of IWCO Direct

Waltham, MA, May 20, 2020 - Steel Connect, Inc. (NASDAQ: STCN) today announced the appointment of John Ashe as the Chief Executive Officer of IWCO Direct, succeeding Jim Andersen.

Ashe joins IWCO Direct from Lucas-Milhaupt, a global manufacturer of metal-joining products and associated fabrication services, and a business unit of Steel Partners Holdings L.P. (NYSE: SPLP), where he was President and Chief Executive Officer since 2018. He was previously Senior Vice President and General Manager at OMG, Inc., a business unit of Steel Partners, which is a global supplier of specialty fasteners and products for commercial and residential construction applications. Ashe was with OMG from 1992 to 2018.

Ashe will report directly to Warren Lichtenstein, Executive Chairman and Interim Chief Executive Officer of Steel Connect, Inc.

Jim Andersen has led IWCO Direct for the past 21 years. “On behalf of the Board of Directors, I wish to thank Jim for his long tenure at IWCO Direct and for laying the foundation for the company’s continued success,” said Lichtenstein.

“John has a demonstrated track record of leadership and building value for all stakeholders. John has the ability to forge client relationships and lead with innovation. He is an empathetic leader who has passion and perseverance, and he is the right person to take over the leadership of IWCO Direct,” said Lichtenstein. “John has been with Lucas-Milhaupt and OMG for 28 years, and his continued success is a great example of our SteelGrow program. SteelGrow provides tools and resources to retain and reward our team and demonstrates our commitment to recruit and promote from within the Steel family of companies.”

“I am honored to lead IWCO Direct as CEO,” said Ashe. “I look forward to working with our exceptional leadership team and all our employees. Together, we will remain laser-focused on serving our customers and creating value for all stakeholders.”

About Steel Connect, Inc.

Steel Connect, Inc. is a diversified holding company with two wholly-owned subsidiaries, ModusLink Corporation and IWCO Direct, that have market-leading positions in supply chain management and direct marketing.

ModusLink Corporation provides supply chain business management services to many of the world's great brands across a diverse range of industries, including consumer electronics, telecommunications, computing and storage, software and content, consumer packaged goods, medical devices, retail and luxury goods. With experience and expertise in packaging, kitting and assembly, fulfillment, digital commerce, reverse logistics, as well as a global footprint spanning the Americas, Europe, and the Asia-Pacific region, the Company's adaptive approach to supply chain services helps to drive growth, lower costs and improve profitability.

IWCO Direct is a leading provider of data-driven marketing solutions that help clients drive response across all marketing channels to create new and more loyal customers. The company's full range of services includes strategy, creative and execution for omnichannel marketing campaigns, along with one of the industry's most sophisticated postal logistics strategies for direct mail. The company is ISO/IEC 27001 Information Security Management System (ISMS) certified through BSI, reflecting its commitment to data security.

Contact
Jennifer Golembeske
212-520-2300
jgolembeske@steelpartners.com